UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2011
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
In February 2011, Cadence Design Systems, Inc. (“Cadence”) reached an agreement to settle the federal securities class action in the cases captioned “In re Cadence Design Systems, Inc. Securities Litigation” and the individual defendants reached an agreement to settle the related state and federal derivative cases, both captioned “In re Cadence Design Systems, Inc. Derivative Litigation.” The cases are described in more detail in Cadence’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2010. Though the settlement was reached subsequent to fiscal 2010 year-end, Cadence recorded an expense of approximately $15.8 million in respect of the settlements for the fourth quarter of 2010, which is the aggregate settlement cost of approximately $40 million, net of approximately $24.2 million that Cadence expects will be paid by its insurance carriers. Cadence agreed to these settlements without admitting any wrongdoing on the part of the company or any of its current or former directors and executive officers and the settlements are subject to completion of final settlement documentation by the parties and court approval. This settlement was reached after Cadence’s earnings release for fiscal 2010 and the fourth quarter of fiscal 2010 and investors should review Cadence’s Form 10-K for fiscal 2010 when it is filed for additional detail with respect to the impact of this settlement-related expense on Cadence’s GAAP financial performance for fiscal 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 22, 2011

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Sr. Vice President, General Counsel and Secretary

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